UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2006

DTS, Inc.

(Exact name of registrant as specified in its charter)

000-50335

(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

5171 Clareton Drive

Agoura Hills, California  91301

(Address of principal executive offices, with zip code)

(818) 706-3525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 23, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of DTS, Inc. (the “Company”) approved the payment of annual cash bonuses to the Chairman of the Board of Directors (the “Board Chairman”) and each of the Company’s executive officers in respect of the year ended December 31, 2005, including to its Chief Executive Officer (the “CEO”) and the four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the Company’s 2005 fiscal year. The CEO and such other executive officers are referred to as the “Named Executive Officers.”  The Committee also approved grants of stock options and restricted stock to the Board Chairman and certain of the Named Executive Officers. Each of the options have an exercise price of $18.32 per share, the closing price of the Company’s common stock on February 23, 2006, the date of grant. The options vest and become exercisable in equal annual installments on each of the four anniversaries following the date of grant and have a term of 10 years. The shares of restricted stock also vest in equal annual installments on each of the four anniversaries following the date of grant, except that the restricted shares granted to Andrea Nee will vest in two equal installments on each of the date of termination of her employment with the Company and the first anniversary following such date of termination provided that she acts in accordance with the terms of her employment agreement with the Company during the year following such termination. The following table sets forth the annual cash bonuses, the number of shares underlying the option grants and the number of shares of restricted stock that were approved for the Board Chairman and each of the Named Executive Officers on February 23, 2006:

Name	Title	Annual Cash Bonus Amount	Shares Underlying Options	Shares of Restricted Stock
Daniel E. Slusser	Chairman of the Board of Directors	$60,000	17,000	4,000
Jon E. Kirchner	President and Chief Executive Officer	$160,000	67,000	16,500
Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer	$80,000	20,000	5,000
Blake A. Welcher	Executive Vice President, Legal and General Counsel	$135,000	20,000	5,000
Andrea M. Nee	Executive Vice President, Operations	$60,000	—	10,000
Brian Towne	Senior Vice President, Consumer/Pro Division	$118,500	13,000	3,500

Additional information regarding the compensation of the Named Executive Officers for the year ended December 31, 2005 will be set forth in the proxy statement for the Company’s 2006 Annual Meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2006.

On February 23, 2006, the Committee also established performance objectives for payment of incentive bonuses for fiscal 2006 for the Board Chairman and the Company’s executive officers. In addition, Mr. Kirchner, the Company’s President and Chief Executive Officer, established performance objectives for payment of incentive bonuses for fiscal 2006 for other officers of the Company, including Brian Towne, who is a Named Executive Officer. The bonus payouts will be based upon a combination of the Company’s achievement of certain revenue and operating income levels and each officer’s achievement of personal performance objectives set by the Committee. However, in Mr. Towne’s case, the bonus payout will be based upon a combination of the achievement of certain revenue and operating income levels by the Consumer/Pro Division and the Company and Mr. Towne’s achievement of personal performance objectives set by Mr. Kirchner. The target and maximum bonus payouts are set forth in the table below.

Name	Title	Base Salary	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)

Daniel E. Slusser	Chairman of the Board of Directors	$100,000	100.0%	150.0%
Jon E. Kirchner	President and Chief Executive Officer	$360,000	100.0%	150.0%
Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer	$240,000	55.0%	82.5%
Blake A. Welcher	Executive Vice President, Legal and General Counsel	$225,000	40.0%	60.0%
Andrea M. Nee	Executive Vice President, Operations	$210,000	45.0%	67.5%
Brian Towne	Senior Vice President, Consumer/Pro Division	$195,000	45.0%	67.5%

For Messrs. Slusser, Kirchner, Flanigan and Welcher and Ms. Nee, the Company’s achievement of the financial performance objectives established by the Committee will be given an 80% weight and the officer’s achievement of the individual performance objectives established by the Committee will be given a 20% weight in determining actual bonus payout for fiscal 2006. Mr. Towne is subject to the same Company performance objectives, but those Company objectives will be weighted 15% in determining actual bonus payout. The Consumer/Pro Division’s achievement of financial performance objectives established by Mr. Kirchner will be given a 70% weight and personal performance objectives will be weighted 15% in determining actual bonus payout for Mr. Towne. In each case, the actual bonus payout may be more or less than the targeted bonus amount, but not more than the maximum bonus amount indicated in the table above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: March 1, 2006	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer